Supplement to
Prospectus Supplement dated November 29, 2007
(to Prospectus dated November 5, 2007)

                                  $705,092,100
                                 (Approximate)

                               IndyMac MBS, Inc.
                                   Depositor


                            imb IndymacBack(TM) LOGO
                          Sponsor, Seller and Servicer

                   IndyMac INDA Mortgage Loan Trust 2007-AR8
                                 Issuing Entity

              Mortgage Pass-Through Certificates, Series 2007-AR8

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      This Supplement amends the prospectus supplement dated November 29, 2007
(the "Prospectus Supplement") that has been issued with respect to the IndyMac INDA Mortgage Loan Trust 2007-AR8, Mortgage Pass-Through Certificates, Series 2007-AR8 (the "Certificates"), as described below.

      o The information in the column titled "Interest Accrual Period" for the Class A-1 Certificate in the second table under "Summary--Description of the Certificates" on page S-9 of the Prospectus Supplement is hereby deleted and replaced by a reference to footnote (3).

      o Footnote (3) to the second table under "Summary--Description of the Certificates" on page S-9 of the Prospectus Supplement is hereby deleted in its entirety and replaced as follows:

      "(3) The interest accrual period for any distribution date will be the period beginning on the preceding distribution date (or in the case of the first distribution date, on the closing date) and ending on the day immediately preceding that distribution date."

      o The first sentence of the second to last full paragraph on page S-94 is hereby deleted in its entirety and replaced as follows:

      "The "interest accrual period" for the Class A-1 Certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the Closing Date, in the case of the first Distribution Date) and ending on the day preceding that Distribution Date."

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                            Deutsche Bank Securities
                               December 27, 2007